Exhibit 99.1

Champps Entertainment Announces Second Quarter Results

Littleton, Colo. February 1, 2006 - Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for its fiscal 2006 second quarter ended January 1, 2006.

Total revenues for the second quarter increased 2.5% to $57.8 million, compared with revenues of $56.4 million for the second quarter of our last fiscal year. The increase in revenue was due primarily to operating four more restaurants in the second quarter 2006 than in the second quarter 2005.

Net income for the second quarter 2006 was $2.6 million, or $.19 per diluted share compared to net income of $2.7 million, or $.20 per diluted share in the same quarter a year ago.

Comparable same store sales decreased 2.8 percent for second quarter 2006. Comparable alcohol sales decreased 0.8 percent, while comparable food sales decreased 3.7 percent for the second quarter 2006.

Mike O’Donnell, Champps’ Chairman, President, and Chief Executive Officer, commented: “We are guardedly encouraged with our operating results this quarter. The sequential improvement in alcohol sales, we believe, is indicative of the impact our new initiatives are having at the unit level, Rich Scanlan’s first full quarter of overseeing our restaurant operations and our streamlined, more direct restaurant oversight structure. But, we have more hard work ahead of us to turn the corner on same store sales and improve restaurant operating margins. This may include the closing of some underperforming restaurants as we announced in early January.”

Mr. O’Donnell added. “We have just completed our new restaurant manager training/validation and bar training programs which will be on-going in nature. We also rolled out new hamburger and steak offerings in mid second quarter, and continue to believe these improvements and menu changes to come over the balance of the fiscal year will be critical to additional improvement in same store sales trends.”

Total cost of sales and operating expenses increased to 83.7 percent of sales for the second quarter this year compared to 82.7 percent of sales for the same quarter last year. Increased utility costs were the primary reason for the increase.

Product costs improved to 28.1 percent of sales in the most recent quarter from 28.6 percent of sales compared to the second quarter of the last fiscal year, but labor costs increased to 30.6 percent of sales from 30.1 percent of sales for the same period. Other operating costs increased to 15.3 percent of sales from 13.9 percent of sales period over period due primarily to utility cost increases of 29 percent. Occupancy expense increased to 9.6 percent of sales versus 9.3 percent of sales in the second quarter of 2005, and depreciation and amortization expense was flat at 5.0 percent of sales.

Pre-opening expenses for the quarter were $60,000, or 0.1 percent of sales, compared to $431,000, or 0.8 percent of sales, for the same quarter in the prior year. No new restaurants were opened in the second quarter of fiscal 2006 versus two new restaurants opened during the same quarter of fiscal 2005.

General and administrative expenses for the second quarter were $3.1 million or 5.4 percent of revenues, compared to $3.2 million or 5.6 percent of revenues in the comparable period last fiscal year. This decrease was primarily due to head count reductions partially offset by stock-based compensation expense.

A licensed/joint venture restaurant in the Dallas-Fort Worth airport was opened in the second quarter of fiscal 2006. The Company does not plan to open any new restaurants during the remainder of fiscal 2006.

“Our second quarter is traditionally our strongest,” said Dave Womack, Chief Financial Officer. “Our net operating cash flow was $8.6 million for the second quarter and we ended the quarter with $10.2 million of cash and no outstanding credit facility borrowings. Our cash outlook remains extremely strong as we enter the second half of the year. While we still are planning to spend what is needed to keep our restaurants in great shape and allow them to have the latest in audio/visual technology, our total capital expenditure outlook for the year is being further reduced to a range of $5 to $8 million due to the decline in new restaurant openings.”

Mr. Womack continued, “Cash may be used in the second half of the year to repurchase shares of our common stock under a Board approved stock repurchase program authorizing up to $5 million for the repurchase of those shares. Also, the potential closure of up to five restaurants in conjunction with our lease renegotiation efforts could require use of cash resources. Once the lease renegotiations and any closure decisions are finalized, we will provide additional detail on expected cash requirements and the accounting impact of such closures.”

Total revenues for the first half of fiscal 2006 increased 0.4% to $111.0 million, compared with revenues of $110.6 million for the first half of last fiscal year. The increase in revenue was due primarily to operating four more restaurants on average in the first half of fiscal 2006 than in the first half of fiscal 2005, partially offset by the extra week of sales in fiscal 2005 and lower comparable sales of 3.0%.

Net income for the first half of fiscal 2006 was $2.4 million, or $.18 per diluted share compared with net income of $3.8 million, or $.29 per diluted share, reported in the first half of the prior fiscal year. Last year’s operations included an extra operating week which had a more pronounced effect on operating margins than did the overall revenue effect because of certain fixed operating costs and this current year’s results included costs for stock based compensation.

The Company’s management will discuss the results of the second quarter 2006 on a conference call and simultaneous webcast on February 2, 2006, at 10:00 a.m. ET. To hear the call in a listen-only mode, participants must dial 800-947-6545 or 706-634-1745 (International) at least ten minutes prior to the start of the call and refer to conference identification number 2081893. To hear a live Web simulcast of the call, visit the company’s Web site at www.champps.com, click on the Investor Relations icon and refer to conference identification number 2081893.

If unable to participate at the time of the call, the archived webcast can be accessed until March 2, 2006, by visiting www.champps.com, clicking on the Investor Relations icon and referring to conference identification number 2081893.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 53 and franchises/licenses 13 Champps restaurants in 23 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding our strategic initiatives; stock repurchase program; lease renegotiations; and possible closing of restaurants, new menu and operating initiatives critical to improvement in same store sales, the absence of new store openings in the remainder of fiscal 2006, future uses of cash for stock repurchases, lease renegotiations or store closings, among others. Among the factors that could cause future results to differ materially from those provided in this press release are: the ability of the Company to successfully implement our strategic initiatives to improve same store sales; the ability to make and fund stock repurchases; the ability to successfully close or renegotiate lease terms for certain restaurants; the impact of intense competition in the casual dining restaurant industry, the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

Contact:

Champps Entertainment, Inc., 303-804-1333

Michael P. O’Donnell, CEO

David D. Womack, CFO

CHAMPPS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended January 1, 2006 and January 2, 2005

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 1, 2006	January 2, 2005	January 1, 2006	January 2, 2005
Revenue
Sales	$57,664	$56,285	$110,738	$110,286
Franchising and royalty, net	157	134	294	287

Total revenue	57,821	56,419	111,032	110,573

Costs and expenses
Cost of sales and operating expenses
Product costs	16,212	16,093	31,252	31,459
Labor costs	17,667	16,989	35,147	34,608
Other operating expense	8,838	7,831	16,849	15,694
Occupancy	5,503	5,231	11,193	10,435
Pre-opening expense	60	431	335	644

Total cost of sales and operating expenses	48,280	46,575	94,776	92,840
General and administrative expense	3,138	3,158	6,829	6,242
Depreciation and amortization	2,887	2,783	5,659	5,463
Severance	5	—	105	—
Other (income) expense	96	21	155	(121)

Income from operations	3,415	3,882	3,508	6,149
Other (income) expense
Interest expense and income, net	343	383	676	757
Expenses related to predecessor companies	—	(45)	(3)	265

Income before income taxes	3,072	3,544	2,835	5,127
Income tax expense (benefit)	501	886	470	1,282

Net income	$2,571	$2,658	$2,365	$3,845

Basic income per share	$0.20	$0.21	$0.18	$0.30
Diluted income per share	$0.19	$0.20	$0.18	$0.29
Basic weighted average shares outstanding	13,161	12,857	13,105	12,839
Diluted weighted average shares outstanding	14,590	13,107	13,152	13,084

CHAMPPS ENTERTAINMENT, INC.

Supplemental Information — Restaurant Operating Expenses

(Stated as a percentage of restaurant sales)

	Three Months Ended		Six Months Ended
	January 1, 2006	January 2, 2005	January 1, 2006	January 2, 2005
Product costs	28.1%	28.6%	28.2%	28.5%
Labor costs	30.6%	30.1%	31.8%	31.4%
Other operating expenses	15.3%	13.9%	15.2%	14.2%
Occupancy	9.6%	9.3%	10.1%	9.5%
Pre-opening expenses	0.1%	0.8%	0.3%	0.6%

Total cost of sales and operating expenses	83.7%	82.7%	85.6%	84.2%
Depreciation and amortization	5.0%	5.0%	5.1%	4.9%
Total cost of sales, operating expenses and depreciation and amortization	88.7%	87.7%	90.7%	89.1%

General and administrative expense (Stated as a percentage of revenue)	5.4%	5.6%	6.2%	5.6%

Champps Entertainment, Inc.

Selected Balance Sheet Information

(In thousands)

(Unaudited)

	January 1, 2006	July 3, 2005
Cash and cash equivalents	$10,182	$2,702
Current assets	24,108	17,053
Total assets	140,980	137,311
Current liabilities	13,439	14,667
Debt	14,709	14,649
Total shareholders’ equity	80,163	76,061

Champps Entertainment, Inc.

Selected Cash Flow Information

(In thousands)

(Unaudited)

	Six Months Ended
	January 1, 2006	January 2, 2005
Net cash provided by operating activities	$9,055	$9,192
Net cash used in investing activities	(2,360)	(7,708)
Net cash provided by financing activities	785	289

Net change in cash and cash equivalents	$7,480	$1,773